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                                                                    EXHIBIT 99.1

                           [THE STRATEGIS GROUP LOGO]


To Whom it May Concern:                                           August 8, 2000

The Strategis Group gives Endwave Corporation, the entity with which Deutsche Bank Alex Brown works, permission to use the following information in their Registration Statement on Form S-1.

"The Strategis Group, an independent research firm, estimates that the customer premises equipment market alone will grow from approximately $449 million in 2000 to $5.4 billion in 2004."

Further questions about this consent may be directed to David Nissly
(202)530-7593 or myself (202)530-7629.

Sincerely,

/S/ ANNALISA PERNA

Annalisa Perna
Account Executive
The Strategis Group